EXHIBIT 99.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF LUNAI BIOWORKS, INC.

LUNAI BIOWORKS, INC., a corporation duly organized and existing under the General Corporation laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: That the name of the Corporation is Lunai Bioworks, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 18, 2011 (the “Certificate of Incorporation”).

TWO: That, the Board of Directors of the Corporation, adopted via unanimous written consent in accordance with Section 141 of the General Corporation Law of the State of Delaware, resolutions approving and declaring advisable that the Certificate of Incorporation be amended, as follows:

RESOLVED, that the following be added to Article Fifth of the Certificate of Incorporation to read as follows:

“Effective September 29, 2025 (the “Effective Time”), a 1-for-10 reverse stock split of the shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), shall become effective, pursuant to which each 10 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action on the part of the Corporation or the respective holders thereof upon the Effective Time, and shall thereupon represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share.”

THREE: That stockholders holding majority of the Common Stock of the Corporation duly adopted, via a Special Meeting of Stockholders dated August 15, 2025 in accordance with Section 242 of the General Corporation Law of the State of Delaware, a reverse stock split in a range between 1-for-3 and 1-for-10 and authorized the Board of Directors to approve the exact ratio of the reverse stock split.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of September, and the foregoing facts stated herein are true and correct.

LUNAI BIOWORKS, INC.

By:
Name:	David Weinstein
Title:	Chief Executive Officer